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                                                                    EXHIBIT 99.1
                                                                   Press Release

[UNITEDAUTO LOGO]

                                                          UnitedAuto Group, Inc.
                                                          13400 Outer Drive West
                                                          Detroit, MI  48239




Contact:   Jim Davidson                            Phil Hartz
           Executive Vice President - Finance      Senior Vice President -
           201-325-3303                            Corporate Communications
           jdavidson@unitedauto.com                313-592-5365
                                                   phartz@unitedauto.com


FOR IMMEDIATE RELEASE

             UNITEDAUTO ANNOUNCES FIRST DEALERSHIP GROUP ACQUISITION
                    IN THE WASHINGTON D.C. METROPOLITAN AREA;
                     EXPANDS OPERATIONS IN CLEVELAND MARKET

DETROIT, MI, March 13, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly traded automotive retailer, today announced dealership acquisitions in the Washington D.C. and Cleveland metropolitan areas.

With the acquisition of H.B.L., Inc. in the Tysons Corner section of Vienna, Virginia, UnitedAuto marks its entrance into the Washington D.C. metropolitan area. The H.B.L., Inc. acquisition will add four premium brands to UAG's portfolio - Mercedes-Benz, Porsche, Audi and Land Rover. The dealership will become part of UAG's Mid-Atlantic Region, and is expected to add approximately $200 million in revenues on an annual basis.

Continuing its growth in the greater Cleveland market, UnitedAuto has acquired Motorcars Toyota in Bedford, Ohio. The dealership will be renamed Toyota of Bedford and will relocate to new facilities on Rockside Road in Bedford. The dealership will join UnitedAuto's Mid-Atlantic Region, and is expected to add approximately $60 million on an annual basis.

Roger Penske, UnitedAuto Chairman, commented, "We are extremely pleased to expand our operations with the H.B.L. acquisition. Tysons Corner is a preeminent retail automotive cluster on the east coast. With strong household income levels in the area and the extraordinary growth along the Dulles corridor, we are uniquely positioned to capitalize on the market potential with these four prestigious brands. In adding Toyota of Bedford, we continue to increase our scale in the Cleveland metropolitan market."

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 121 franchises in 18 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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